   Exhibit 99.2

AzurRx BioPharma Announces Enrollment of Three New Patients for its Phase IIa Study of MS1819-SD

In conjunction with already identified patients in France, the company expects to complete enrollment in first half of 2018

BROOKLYN, N.Y., Feb. 12, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, announced today that in partnership with Mayoly Spindler, a French pharmaceutical company, it has enrolled three new patients to its phase IIa study of MS1819-SD for patients with exocrine pancreatic insufficiency (EPI) caused by chronic pancreatitis (CP).  Patients were enrolled at sites in Australia and with an enrollment target of 12-15 patients, this brings the total number of patients dosed in the trial to nine.

The primary objective of this Phase II study is to investigate the safety of escalating doses of MS1819-SD in patients with CP. The secondary objective is to investigate the efficacy dose response of MS1819-SD in these patients by analysis of the coefficient of fat absorption (CFA) and its change from baseline. Safety will be assessed at the end of each treatment period with particular attention paid to immunoallergic effects, digestive symptoms and clinical laboratory tests.

“We are very pleased that our existing clinical sites have recruited these new patients. After a rapid clearance of the Investigational Medicinal Product Dossier (IMPD) for our site in France (La Timone Hospital, Marseille), we believe have now identified enough potential patients to complete enrollment of the study in the first half of 2018, in line with previously published guidance,” said Thijs Spoor, CEO of AzurRx BioPharma.

MS1819-SD, an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yeast strain Yarrowia lipolytica, and is entirely plant-based/vegan. In early animal and human trials, it demonstrated an appropriate profile to compensate the pancreatic lipase (enzyme) deficiency that is common with CP patients. The deficiency of this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 100,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills. The U.S. market for such EPI porcine replacement therapy pills in 2017 was estimated to be approximately $1.1 billion in the U.S. and $1.6 billion globally according to IMS data and Wall Street estimates.

About AzurRx BioPharma, Inc.:

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information regarding the Company can be found at www.azurrx.com.

About Laboratoires Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermocosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermocosmetics. Mayoly Spindler is headquartered in the Paris area of France, and employs 900 people worldwide.

Mayoly Spindler website address: www.mayoly-spindler.com

About Exocrine Pancreatic Insufficiency:

Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

About MS1819

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the Yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products. In an animal model, the in-vivo activity of MS1819 was superior to the activity seen in-vivo using the standard of care porcine pancreatic extracts.  A previous study has found that MS1819 was well tolerated in humans with no serious adverse events.

Information about the trial can be found on the following website:

http://www.anzctr.org.au/TrialSearch.aspx?searchTxt=ms1819&isBasic=True

Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the successful continuation and results of the Company’s phase IIa clinical study of MS1819-SD, allowance of patent applications and continued protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the phase IIa clinical development activities described above. These and other risks and uncertainties are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:
For more Information:
AzurRx BioPharma, Inc.
760 Parkside Avenue,
Suite 304
Brooklyn, NY 11226
Phone: 646.699.7855
http://www.azurrx.com
info@azurrx.com

For more Information:
Laboratories Mayoly Spindler
6 Avenue de l'Europe
B.P. 51 - 78401
CHATOU Cedex - France
Phone: +33(0)1 34 80 57 00
Fax: + 33(0)1 34 80 41 11
http://www.mayoly-spindler.com
contact@mayoly.com